Exhibit 10.15

FORM OF WARRANT EXERCISE AGREEMENT

This Warrant Exercise Agreement (this “Agreement”), is being entered into on , 2026, by and among EagleRock Land, LLC, a Texas limited liability company (“PubCo”), EagleRock Land Operating, LLC, a Texas limited liability company and a wholly owned subsidiary of PubCo (“OpCo”), Lea & Eddy Holdings, LLC, a Texas limited liability company (“L&E”), and the entities set forth on Exhibit A hereto (each, a “Holder” and collectively, the “Holders”). Each of PubCo, OpCo, L&E and each Holder are referred to herein as a “Party” and, collectively, the “Parties.” Capitalized terms used but not defined herein, except as otherwise indicated, shall have the meaning ascribed to such terms in the Warrant Agreements (as defined below).

WHEREAS, L&E and each Holder entered into those certain Warrants to Purchase Common Units of L&E, as amended from time to time (each, a “Warrant Agreement”), pursuant to which L&E issued to each Holder Warrants representing the right to purchase the number of common units representing limited liability company interests in L&E (the “L&E Units”) set forth next to the name of such Holder on Exhibit A;

WHEREAS, PubCo intends to commence an initial public offering of its Class A shares, representing limited liability company interests (such offering, the “IPO”);

WHEREAS, pursuant to and in accordance with that certain Contribution and Assignment Agreement, dated as of the date hereof (the “Contribution Agreement”), by and among PubCo, OpCo, L&E and the other parties thereto, such parties agreed to complete certain contribution transactions in connection with the Closing (as defined below), including L&E’s contribution all of the equity interests in its subsidiaries, to OpCo in exchange for (a) a number of units in OpCo (“OpCo Units”) determined pursuant to the Contribution Agreement and a corresponding number of PubCo’s Class B shares representing limited liability company interests (such shares, the “Class B Shares”) and (b) the assumption by OpCo of the TCW Debt (as such term is defined in the Contribution Agreement) and the assumption of liabilities and obligations under the TCW Debt (such contribution, the “L&E Contribution”);

WHEREAS, in connection with and conditioned on the consummation of the IPO, (i) each Holder wishes to exercise, pursuant to Section 2.01 of its Warrant Agreement, Warrants to purchase the number of L&E Units set forth on Exhibit A (such exercise, the “Warrant Exercise” and such exercised Warrants, the “Exercised Warrants”), (ii) each Holder wishes to forfeit the remaining portion of its Warrants and the right to purchase the number of L&E Units set forth on Exhibit A associated therewith (the “Warrant Forfeiture” and such forfeited Warrants, the “Forfeited Warrants”) and (iii) the Parties wish to cancel all of the Forfeited Warrants;

WHEREAS, in connection with the IPO and L&E Contribution, the Parties wish to have L&E distribute to each Holder such percentage of OpCo Units and Class B Shares received by L&E in the L&E Contribution as is set forth on Exhibit A in redemption of the L&E Units received by such Holder in respect of its Exercised Warrants (the “L&E Unit Redemption”); and

WHEREAS, for convenience, in lieu of completing the Warrant Exercise and L&E Unit Redemption as described in the foregoing recitals, the Parties wish to have PubCo and OpCo issue to each Holder the number of OpCo Units and Class B Shares such Holder is entitled to receive pursuant to the L&E Unit Redemption (such issuance by OpCo, the “OpCo Issuance” and such issuance by PubCo, the “PubCo Issuance”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Issuance of OpCo Units and Class B Shares. Subject to and at the closing of the IPO and the completion of the transactions contemplated by the Contribution Agreement (the “Closing”), in lieu of completing the Warrant Exercise and the L&E Unit Redemption as described in the applicable foregoing recitals, L&E and each Holder agree that each Holder shall receive, and OpCo and PubCo hereby agree to complete, the OpCo Issuance and the PubCo Issuance.

2. Agreement to Exercise Warrants. Subject to the Closing, notwithstanding the OpCo Issuance and the PubCo Issuance, the Warrant Exercise and Warrant Forfeiture are deemed to have occurred pursuant to each Warrant Agreement. This Agreement shall serve as each Holder’s notice of election to exercise its Exercised Warrants under Section 2.01 of the applicable Warrant Agreement and L&E’s notice to the Holder under Section 5 of the applicable Warrant Agreement.

3. Termination of Warrant Agreement and Warrant Certificates; Release. Upon the OpCo Issuance and the PubCo Issuance as described in Section 1, each Warrant Agreement will automatically be terminated and the Forfeited Warrants forfeited pursuant to Section 2 shall be irrevocably cancelled. Effective upon such termination, L&E, on the one hand, and each Holder, on the other hand, hereby release and forever discharge the other from any and all claims, demands, damages, actions, causes of action, and liabilities of any kind or nature whatsoever, whether known or unknown, arising out of or relating to the Warrants or the Warrant Agreements, other than any claims arising under this Agreement and the Operating Agreement.

4. Waiver of Certain Requirements Under the Warrant. L&E and each Holder hereby agree to waive the following requirements associated with the Warrant Exercise pursuant to Section 10.04 of the applicable Warrant Agreement:

a.	the payment of the Exercise Price pursuant to Section 2.01(B)(i) of the applicable Warrant Agreement;

b.	the requirement for the Holder to deliver a joinder to L&E’s operating agreement if not already a party thereto pursuant to Section 2.01(C) of the applicable Warrant Agreement; and

c.	surrender of the applicable Warrants to L&E.

In addition, this Agreement hereby amends each Warrant Agreement to allow for the forfeiture of a portion of the applicable Forfeited Warrants pursuant to Section 2 hereof.

5. Representations and Warranties of L&E, PubCo and OpCo. L&E, PubCo and OpCo represent, warrant and agree (as to itself) that:

a.	each of L&E, PubCo and OpCo is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas;

b.

each of L&E, PubCo and OpCo has all requisite authority and power to enter into and consummate the transactions contemplated by this Agreement and such transactions do not contravene any of its organizational documents or any contractual, regulatory or other obligation or restriction applicable to it;

c.

this Agreement has been duly authorized, executed and delivered by each of L&E, PubCo and OpCo and constitutes a legal, valid and binding obligation of each such party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and general principles of equity;

d.

each of L&E, PubCo and OpCo is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person, including, without limitation, any other security holders of L&E, in order to execute, deliver or perform any of its obligations under or contemplated by this Agreement. All consents, authorizations, orders, filings and registrations which L&E, PubCo or OpCo are required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof; and

e.

all OpCo Units and Class B Shares issuable pursuant to this Agreement shall be duly and validly issued, fully paid and nonassessable and free and clear of any Liens, other than restrictions under the Securities Act of 1933, as amended, the Limited Liability Company Agreement of PubCo, as may be amended, and the Limited Liability Company Agreement of OpCo, as may be amended.

6. Representations and Warranties of the Holders. Each Holder represents, warrants and agrees (as to itself) that:

a.	such Holder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

b.

such Holder has all requisite authority and power to enter into and consummate the transactions contemplated by this Agreement and such transactions do not contravene any of its organizational documents or any contractual, regulatory or other obligation or restriction applicable to such Holder;

c.

this Agreement has been duly authorized, executed and delivered by such Holder and constitutes a legal, valid and binding obligation of such Holder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and general principles of equity;

d.

such Holder is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order to execute, deliver or perform any of its obligations under or contemplated by this Agreement;

e.

such Holder is the sole legal owner and registered holder of the Warrants held by such Holder, free and clear of all Liens, other than restrictions under the Securities Act of 1933, as amended, applicable state securities laws, the applicable Warrant Agreement, the Credit Agreement and the Operating Agreement, and has not sold, transferred, assigned, pledged, hypothecated or otherwise disposed of, or granted any option or right to acquire, such Warrants or any portion thereof; and

f.

there is no action, suit, proceeding, inquiry or investigation before or by any court or government agency pending or, to the knowledge of such Holder, threatened against such Holder that would reasonably be expected to have an adverse effect on Holder’s performance of the transactions contemplated by this Agreement.

7. Interim Covenants. During the period from the date of this Agreement until the earlier of the completion of the transactions contemplated by this Agreement or the termination of this Agreement, each Holder covenants and agrees as follows:

a.

each Holder shall not sell, transfer, assign, pledge, hypothecate or otherwise dispose of, or grant any option or right to acquire, any Warrant or any portion thereof, or any right, title or interest therein;

b.	each Holder shall not exercise any Warrant or any portion thereof, except as contemplated by this Agreement; and

c.

each Holder shall not create, incur, assume or permit to exist any Lien on any Warrant or any portion thereof, other than restrictions under the Securities Act of 1933, as amended, applicable state securities laws, the applicable Warrant Agreement, the Credit Agreement and the Operating Agreement.

8. Further Assurances. Each Party shall promptly notify the other Parties in writing of any event, condition or circumstance that would reasonably be expected to result in any representation or warranty of such Party set forth in this Agreement being untrue or inaccurate in any material respect or any covenant of such Party set forth in this Agreement not being satisfied in any material respect. The Parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purpose and intent of this Agreement.

9. Amendment. This Agreement and any provision hereof may be changed, waived, discharged or terminated, but only by an instrument in writing signed by each Party.

10. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11. Governing Law. This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of Texas.

12. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and cancels and supersedes all prior and contemporaneous agreements or understandings, whether written or oral, with respect to the subject matter.

13. Termination. This Agreement shall terminate automatically on , 2026 if the Closing shall not have occurred prior to such date.

14. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile or electronic transmission (including by email in PDF format or through any electronic signature platform) shall be deemed to be original signatures for all purposes.

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IN WITNESS WHEREOF, this Agreement is executed as of the day and year first written above.

EAGLEROCK LAND, LLC

By:
Name:
Title:

EAGLEROCK LAND OPERATING, LLC

By:
Name:
Title:

LEA & EDDY HOLDINGS, LLC

By:
Name:
Title:

[Holder]

By:
Name:
Title:

SIGNATURE PAGE TO

WARRANT EXERCISE AGREEMENT

Exhibit A

Warrants, L&E Units, OpCo Units and Class B Shares

A-1